  Filed pursuant to Rule 424(b)(3)
Registration No. 333-219385

PROSPECTUS

5,905,535 Shares
Common Stock

This prospectus relates to the sale of up to 5,905,535 shares of our common stock by the selling stockholders identified in this prospectus, which amount includes 289,257 shares that may be issued upon conversion of an outstanding 12% Senior Secured Original Issue Discount Convertible Debenture, 4,063,420 shares that may be issued upon exercise of common stock purchase warrants currently held by the selling stockholders identified herein, and 164,256 shares issuable upon exercise of a common stock purchase warrant currently held in escrow on behalf of Lincoln Park Capital Fund, LLC (“LPC”). The warrant held in escrow will be delivered to LPC upon satisfaction of certain conditions described in this prospectus. The prices at which the selling stockholders may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions.

We are registering the shares to provide the selling stockholders with freely tradable securities. This prospectus does not necessarily mean that the selling stockholders will offer or sell those shares. Up to 4,491,425 shares may be sold from time to time after the effectiveness of the registration statement, of which this prospectus forms a part, and up to 1,405,110 shares may be sold from time to time, beginning on December 2, 2017, which is the date certain warrants become exercisable, or, in the case of the warrant currently held in escrow on behalf of LPC, when the conditions for issuance have been satisfied. See “Description of Private Placement” on page 6 below for more information.

We will not receive proceeds from the sale of the shares by the selling stockholders. However, we may receive proceeds of up to approximately $21.75 million from the exercise of the common stock purchase warrants by the selling stockholders, once the registration statement, of which this prospectus is a part, is declared effective. We will pay the expenses of registering these shares, but all selling and other expenses incurred by the selling stockholder will be paid by the selling stockholder.

Our common stock is listed on The NASDAQ Capital Market under the ticker symbol “AZRX.” On August 8, 2017, the last reported sale price per share of our common stock was $4.33 per share.

You should read this prospectus and any prospectus supplement, together with additional information described under the headings “Incorporation of Certain Information by Reference” and “Where You Can Find More Information,” carefully before you invest in any of our securities.

Investing in our securities involves a high degree of risk. See “Risk Factors” on page 4 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 14, 2017

This prospectus is part of a registration statement on Form S-1 that we filed with the United States Securities and Exchange Commission (the “SEC”). Under this registration statement, the selling stockholders may offer and resell up to 5,905,535 shares of our common stock, which includes 289,257 shares that may be issued upon conversion of an outstanding 12% Senior Secured Original Issue Discount Convertible Debenture, and 4,063,420 shares that may be issued upon the exercise of warrants, in one or more offerings. The exhibits to the registration statement contain the full text of certain contracts and other important documents we have summarized in this prospectus. Since these summaries may not contain all the information that you may find important in deciding whether to purchase our common stock, you should review the full text of these documents. The registration statement and the exhibits can be obtained from the SEC as indicated under the sections entitled “Incorporation of Certain Information by Reference” and “Where You Can Find More Information.”

You should rely only on the information provided or incorporated by reference in this prospectus or any applicable prospectus supplement. Neither we nor the selling stockholders have authorized anyone to provide you with different or additional information. Neither we nor the selling stockholders are making an offer to sell our common stock in any jurisdiction where the offer or sale thereof is not permitted. You should not assume that the information appearing in this prospectus or any applicable prospectus supplement or the documents incorporated by reference herein or therein is accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates. You should read carefully the entirety of this prospectus and any applicable prospectus supplement, as well as the documents incorporated by reference in this prospectus and any applicable prospectus supplement, before making an investment decision.

In this prospectus, unless otherwise specified or the context requires otherwise, we use the terms “Company,” “we,” “us” and “our” to refer to AzurRx BioPharma, Inc., a Delaware corporation.

-i-

PROSPECTUS SUMMARY

The following summary highlights information contained or incorporated by reference elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision. Before investing in our common stock, you should carefully read this entire prospectus, including our financial statements and the related notes and other documents incorporated by reference in this prospectus, as well as the information under the caption “Risk Factors” herein and under similar headings in the other documents that are incorporated by reference into this prospectus.

In this prospectus, unless otherwise stated or the context otherwise requires, references to “AzurRx,” “Company,” “we,” “us,” “our,” or similar references mean AzurRx BioPharma, Inc. and its subsidiaries on a consolidated basis. References to “AzurRx BioPharma” refer to AzurRx BioPharma, Inc. on an unconsolidated basis. References to “AzurRx SAS” refer to AzurRx BioPharma SAS, AzurRx BioPharma’s wholly-owned subsidiary through which we conduct our European operations.

Overview

We are engaged in the research and development of non-systemic biologics for the treatment of patients with gastrointestinal disorders. Non-systemic biologics are non-absorbable drugs that act locally without reaching the systemic circulation, i.e. the intestinal lumen, skin or mucosa.  Our current product pipeline consists of two therapeutic proteins under development:

●
MS1819 - an autologous (from the same organism) yeast recombinant lipase for exocrine pancreatic insufficiency (“EPI”) associated with chronic pancreatitis (“CP”) and cystic fibrosis (“CF”). A recombinant lipase is an enzyme that breaks up fat molecules, which is created from new combinations of genetic material in yeast.

●
AZX1101 - a recombinant b-lactamase combination of bacterial origin for the prevention of hospital-acquired infections by resistant bacterial strains induced by parenteral administration of b-lactam antibiotics, as well as prevention of antibiotic-associated diarrhea (“AAD”). A recombinant b-lactamase is an enzyme that breaks up molecules with a beta-lactam ring as is often seen in antibiotics, which is created from new combinations of genetic material in yeast.

Recent Developments

Lincoln Park Financing. On April 11, 2017, we entered into a Securities Purchase Agreement (the “Purchase Agreement”) with Lincoln Park Capital Fund, LLC (“LPC”), pursuant to which LPC was issued a 12% Senior Secured Original Issue Discount Convertible Debenture in the principal amount of $1,000,000 with an original issue discount of $120,000 (the “Debenture”). The principal and original issue discount of $1,120,000 due under the terms of the Debenture are due on the earlier to occur of (i) November 10, 2017 or (ii) on the fifth business day following the receipt by the Company or our wholly-owned subsidiary, AzurRx Europe SAS (“AES”), of certain tax credits that we are expected to receive prior to November 10, 2017 (the “Tax Credit”) (the “Maturity Date”). We have the option to extend the Maturity Date to July 11, 2018, conditioned on the receipt of the Tax Credit by the Company or AES prior to November 10, 2017 (“Extension Option”).

The principal amount of the Debenture is convertible into shares of the our common stock at LPC’s option, at a conversion price equal to $3.872 (“Conversion Price”). Provided certain conditions are satisfied, we may, at our option, force conversion of the Debentures for an amount equal to 100% of the principal and original issue discount of the Debenture.

In connection with the issuance of the Debenture, we issued to LPC warrants giving LPC the right to purchase 164,256 shares of the our common stock at an exercise price of $4.2592 per share (the “LPC Warrants”). In the event we exercise our Extension Option, we are obligated to issue additional LPC Warrants to LPC to purchase 164,256 shares of the Company’s common stock; provided that the exercise price of such additional LPC Warrants shall be equal to 110% of the average closing price of the Company’s Common Stock for the ten consecutive trading days prior to the date of issuance. All LPC Warrants will terminate five years after the date of issuance.

The obligations under the Debenture are guaranteed by AES, as well as a security agreement providing LPC with a secured interest in the Tax Credit.

We also entered into a Registration Rights Agreement granting LPC certain registration rights with respect to the shares of Common Stock issuable upon conversion of the Debenture, and upon exercise of the LPC Warrants.

June 2017 Private Placement. Beginning on June 5, 2017, we entered into Securities Purchase Agreements (the “Purchase Agreements”) with certain accredited investors, pursuant to which the Company issued an aggregate of 1,428,571 units for $3.50 per unit, with each unit consisting of one share of common stock, one Series A Warrant to purchase 0.25 shares of common stock at $4.00 per share exercisable immediately through December 31, 2017, and one Series A-1 Warrant to purchase 0.75 shares of common stock at $5.50 per share exercisable beginning six months from the date of issuance through June 5, 2022 (together, “Units”) (the "Private Placement"). On June 5, 2017, we issued Units resulting in the issuance of an aggregate of 1,428,571 shares of Common Stock, Series A Warrants to purchase up to 357,144 shares of Common Stock, and Series A-1 Warrants to purchase up to 1,071,431 shares of Common Stock, resulting in gross proceeds of $5.0 million.

Placement agent fees of $376,695 were paid to Alexander Capital L.P. (“Alexander Capital”), based on 9% of the aggregate principal amount of the Units issued to certain investors identified by Alexander Capital (“Alexander Investors”), which amount includes both an 8% success fee and a 1% expense fee, and Series A-1 Warrants to purchase 77,950 shares of common stock were issued to Alexander Capital (the “Placement Agent Warrants”), reflecting warrants for that number of shares of common stock equal to 7% of the aggregate number of shares of common stock purchased by Alexander Investors. The Placement Agent Warrants are exercisable beginning December 2, 2017 at a fixed price of $6.05 per share, through June 5, 2022.

We also entered into a Registration Rights Agreement granting each investor certain registration rights with respect to the shares of common stock issued in connection with the Private Placement, as well as the shares of common stock issuable upon exercise of the Series A Warrants and Series A-1 Warrants.

On June 20, 2017, the investors executed an amendment to the Purchase Agreements authorizing the issuance of up to $400,000 in additional Units, and on July 5, 2017, the Company issued additional Units resulting in gross proceeds of $400,000 (“Subsequent Closing”). Placement agent fees of $25,920 were paid to Alexander Capital, as well as additional Placement Agent Warrants to purchase 5,760 shares of common stock. In connection with the Subsequent Closing, we issued an additional 114,287 shares of common stock, Series A and A-1 Warrants to purchase 28,570 and 85,713 shares, respectively.

The Offering

Common stock offered by the selling stockholders	Up to 5,905,535 shares

Common stock outstanding	11,232,446 shares (1)

Use of proceeds
The selling stockholders will receive all of the proceeds from the sale of the shares offered for sale under this prospectus. We will not receive proceeds from the sale of the shares by the selling stockholders. However, we may receive up to approximately $21.75 million in proceeds from the exercise of common stock purchase warrants described below. Proceeds that we receive under these warrants will be used to advance our research and development activities and for working capital and general corporate purposes.

NASDAQ Capital Market Symbol	AZRX

Risk Factors
Investing in our securities involves a high degree of risk. You should carefully review and consider the “Risk Factors” section of this prospectus beginning on page 4 for a discussion of factors to consider before deciding to invest in shares of our common stock.

(1)
The number of shares of our common stock outstanding is based on an aggregate of 11,232,446 shares outstanding as of July 19, 2017 and excludes:

●
4,063,420 shares of common stock issuable upon the exercise of common stock purchase warrants issued in connection with the private placement transaction described below

●
190,000 shares of common stock issuable upon the exercise of options outstanding as of July 19, 2017 at a weighted average exercise price of $4.48 per share;

●
933,245 shares of common stock reserved for future issuance under the Amended and Restated 2014 Omnibus Equity Incentive Plan as of July 19, 2017; and

●
289,257 shares of common stock issuable to LPC upon conversion of the Debenture.

Our Corporate Information

We were incorporated on January 30, 2014 in the State of Delaware. In June 2014, we acquired 100% of the issued and outstanding capital stock of AzurRx BioPharma SAS (formerly ProteaBio Europe SAS), a company incorporated in October 2008 under the laws of France that had been a wholly-owned subsidiary of Protea Biosciences, Inc., or Protea Sub, in turn a wholly-owned subsidiary of Protea Biosciences Group, Inc., a publicly-traded company.  Our principal executive offices are located at 760 Parkside Avenue, Downstate Biotechnology Incubator, Suite 304, Brooklyn, NY 11226. Our telephone number is 646-699-7855. We maintain a website at www.azurrx.com. The information contained on our website is not, and should not be interpreted to be, a part of this prospectus.

RISK FACTORS

Investing in our common stock involves a high degree of risk. Before deciding whether to purchase shares of our common stock, you should carefully consider the risks and uncertainties described under “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, any subsequent Quarterly Report on Form 10-Q and our other filings with the SEC, all of which are incorporated by reference herein. If any of these risks actually occur, our business, financial condition and results of operations could be materially and adversely affected and we may not be able to achieve our goals, the value of our securities could decline and you could lose some or all of your investment. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations. If any of these risks occur, the trading price of our common stock could decline materially and you could lose all or part of your investment.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein contain forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, contained in this prospectus and the documents incorporated by reference herein, including statements regarding our strategy, future operations, future financial position, future revenue, projected costs, prospects, plans, objectives of management and expected market growth, are forward-looking statements. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.

The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements include, among other things, statements about:

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the availability of capital to satisfy our working capital requirements;

●
the accuracy of our estimates regarding expenses, future revenues and capital requirements;

●
our ability to continue operating as a going concern;

●
our plans to develop and commercialize our principal product candidates, consisting of MS1819 and AZX1101;

●
our ability to initiate and complete our clinical trials and to advance our principal product candidates into additional clinical trials, including pivotal clinical trials, and successfully complete such clinical trials;

●
regulatory developments in the U.S. and foreign countries;

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the performance of our third-party contract manufacturer(s), contract research organization(s) and other third-party non-clinical and clinical development collaborators and regulatory service providers;

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our ability to obtain and maintain intellectual property protection for our core assets;

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the size of the potential markets for our product candidates and our ability to serve those markets;

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the rate and degree of market acceptance of our product candidates for any indication once approved;

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the success of competing products and product candidates in development by others that are or become available for the indications that we are pursuing;

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the loss of key scientific, clinical and nonclinical development, and/or management personnel, internally or from one of our third-party collaborators; and

●
other risks and uncertainties, including those listed in the “Risk Factors ” section of this prospectus and the documents incorporated by reference herein.

These forward-looking statements are only predictions and we may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, so you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. We have based these forward-looking statements largely on our current expectations and projections about future events and trends that we believe may affect our business, financial condition and operating results.  We have included important factors in the cautionary statements included in this prospectus, particularly in the “Risk Factors” section in this prospectus and the documents incorporated by reference herein, that we believe could cause actual results or events to differ materially from the forward-looking statements that we make. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make.

You should read this prospectus, the documents incorporated by reference herein and the documents that we have filed as exhibits to the registration statement of which this prospectus is a part completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of the forward-looking statements in this prospectus and the documents incorporated by reference herein by these cautionary statements. Except as required by law, we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

DESCRIPTION OF PRIVATE PLACEMENT TRANSACTIONS

Issuance of Lock-Up Warrants and Underwriter Warrants. On October 14, 2016, we completed an initial public offering (“IPO”) of 960,000 shares of common stock at a price of $5.50 per share and received gross proceeds of $5,280,000. Concurrent with the IPO, the Company issued certain securities, including (i) 717,540 warrants with a five-year life to certain original issuance discount (“OID”) noteholders in exchange for their agreement not to sell their shares for six months following the IPO with an exercise price equal to the IPO price (the “Lock-Up Warrants”), and (iii) the grant of 48,000 warrants with a five-year life to the underwriters at 120% of the IPO price (the “Underwriter Warrants”). Both the Lock-up Warrants and the Underwriter Warrants provide the holders thereof with certain piggyback registration rights for the shares of common stock issuable upon exercise of the warrants.

Issuance of OID Warrants. Commencing on October 10, 2014, through a series of transactions, we issued original issue discounted convertible notes to several investors at 85% of the principal amount of the notes. The notes did not otherwise bear interest. The notes were voluntarily convertible into shares of the Company’s common stock at the principal amount divided by the conversion price, which was the lesser of $6.45 per share or the per share price of the common stock representing the pre-money valuation immediately prior to any shares sold in the IPO, multiplied by 80% (the “Convertible Shares”).

Additionally, separate warrants to purchase shares of common stock equal to 50% of the number of Convertible Shares at the lesser of $7.37 per share or at a 20% discount to our pre-money IPO valuation were issued in conjunction with these notes. These warrants are exercisable for five years beginning six months after the issue date, and grant to the holders thereof certain registration rights (the “OID Warrants”).

These notes had nine-month terms with principal and interest due starting July 10, 2015. The holders of these notes could have demanded payment in cash before the maturity date within thirty (30) trading days of out IPO. However, the terms of these notes were revised on March 31, 2016 as per below.

On March 31, 2016, the holders of all but $300,000 in principal of the above notes signed exchange agreements nullifying the default provisions and rolling the principal amount into new original issue discounted convertible notes at 92% of the principal amount of the notes due on November 4, 2016, modifying the conversion price to $4.65 per share, and modifying the strike price of the OID Warrants down to $5.58 per share. The notes were voluntarily convertible into that number of shares of common stock as is equal to the aggregate principal amount of the notes plus any accrued but unpaid interest divided by $4.65.

Under the mandatory conversion feature, the aggregate principal amounts of the notes plus any accrued but unpaid interest automatically converted into that number of shares of common stock equal to the aggregate principal amount of the notes plus any accrued but unpaid interest multiplied by 1.25 divided by $4.65 per share. On the date of the IPO, these notes converted into 2,642,160 shares of common stock.

Lincoln Park Financing. As previously discussed above, under the heading “Recent Developments”, on April 11, 2017, we entered into a Purchase Agreement with LPC, pursuant to which LPC was issued a Debenture in the principal amount of $1,000,000 with an original issue discount of $120,000. The principal and original issue discount of $1,120,000 due under the terms of the Debenture are due on the earlier to occur of (i) November 10, 2017 or (ii) on the fifth business day following the receipt by the Company or AES of certain Tax Credits that we are expected to receive prior to November 10, 2017. The principal amount of the Debenture is convertible into shares of the our common stock at LPC’s option, at the Conversion Price of $3.872. Provided certain conditions are satisfied, we may, at our option, force conversion of the Debentures for an amount equal to 100% of the principal and original issue discount of the Debenture.

In connection with the issuance of the Debenture, we issued to LPC Warrants to purchase 164,256 shares of the our common stock at an exercise price of $4.2592 per share. In the event we exercise our Extension Option, we are obligated to issue additional LPC Warrants to LPC to purchase 164,256 shares of the Company’s common stock; provided that the exercise price of such additional LPC Warrants shall be equal to 110% of the average closing price of the Company’s Common Stock for the ten consecutive trading days prior to the date of issuance. All LPC Warrants will terminate five years after the date of issuance.

The obligations under the Debenture are guaranteed by AES, as well as a security agreement providing LPC with a secured interest in the Tax Credit.

We also entered into a Registration Rights Agreement granting LPC certain registration rights with respect to the shares of Common Stock issuable upon conversion of the Debenture, and upon exercise of the LPC Warrants

June 2017 Private Placement. Beginning on June 5, 2017, we entered into Purchase Agreements with certain accredited investors, pursuant to which we issued an aggregate of 1,428,571 units for $3.50 per Unit, with each unit consisting of one share of common stock, one Series A Warrant to purchase 0.25 shares of common stock at $4.00 per share exercisable immediately through December 31, 2017, and one Series A-1 Warrant to purchase 0.75 shares of common stock at $5.50 per share exercisable beginning six months from the date of issuance through June 5, 2022. On June 20, 2017, the investors executed an amendment to the Purchase Agreements authorizing the issuance of up to $400,000 in additional Units, and on July 5, 2017, the Company issued additional Units resulting in gross proceeds of $400,000. At final closing of the Private Placement on July 5, 2017, we had issued Units resulting in the issuance of an aggregate of 1,542,858 shares of Common Stock, Series A Warrants to purchase up to 385,714 shares of Common Stock, and Series A-1 Warrants to purchase up to 1,157,144 shares of Common Stock, resulting in gross proceeds of $5.4 million.

Placement agent fees of $376,695 were paid to Alexander Capital L.P. (“Alexander Capital”), based on 9% of the aggregate principal amount of the Units issued to certain investors identified by Alexander Capital (“Alexander Investors”), which amount includes both an 8% success fee and a 1% expense fee, and Placement Agent Warrants to purchase 83,710 shares of common stock were issued to Alexander Capital, reflecting warrants for that number of shares of common stock equal to 7% of the aggregate number of shares of common stock purchased by Alexander Investors. The Placement Agent Warrants are exercisable beginning December 2, 2017 at a fixed price of $6.05 per share, through June 5, 2022.

We also entered into a Registration Rights Agreement granting each investor certain registration rights with respect to the shares of common stock issued in connection with the Private Placement, as well as the shares of common stock issuable upon exercise of the Series A Warrants and Series A-1 Warrants.

Shares and Warrants Issued to Consultants and for Other Services. Between September 2016 and May 2017, we issued 10,000 shares of common stock and warrants to certain consultants and service providers to purchase an aggregate total of up to 250,000 shares of our common stock (the “Service Warrants”). The Service Warrants have terms substantially similar to the Lock-Up Warrants, including providing the holders thereof with certain registration rights, and have an average exercise price of $5.18 per share.

USE OF PROCEEDS

The common stock to be offered and sold using this prospectus will be offered and sold by the selling stockholders named in this prospectus. Accordingly, we will not receive any proceeds from any sale of shares of our common stock in this offering. A portion of the shares covered by this prospectus may be issued upon exercise of the LPC Warrants, the Series A Warrants, Series A-1 Warrants, OID Warrants, and Lock-Up Warrants (collectively, the “Purchaser Warrants”) and/or the Placement Agent Warrants and Underwriter Warrants.  Upon any exercise of Purchaser Warrants, the Placement Agent Warrants or the Underwriter Warrants, the selling stockholders will pay us the applicable exercise price, and any such proceeds would be used primarily for working capital and general corporate purposes.  We will pay all of the fees and expenses incurred by us in connection with this registration. We will not be responsible for fees and expenses incurred by the selling stockholders or any underwriting discounts or agent’s commissions.

SELLING STOCKHOLDERS

The selling stockholders may from time to time offer and sell any or all of the shares of our common stock set forth below pursuant to this prospectus, which includes (i) 1,552,858 shares of common stock issued in the Private Placement, (ii) 385,714 shares of common stock issuable upon exercise of Series A Warrants, (iii) 1,157,144 shares of common stock issuable upon exercise of Series A-1 Warrants, (iv) 289,257 shares of common stock issuable upon conversion of the Debentures, (v) 164,256 shares of common stock issuable upon exercise of warrants currently held by LPC, (vi) 164,256 shares of common stock issuable upon exercise of warrants currently held in escrow on behalf of LPC, to be issued in the event those events described above, under the heading “Lincoln Park Financing” occur, (vii) 83,710 shares of common stock issuable upon exercise of Placement Agent Warrants, (viii) 1,092,800 shares of common stock issuable upon exercise of the OID Warrants, (ix) 717,540 shares of common stock issuable upon exercise of the Lock-Up Warrants, (x) 48,000 shares of common stock issuable upon exercise of the Underwriter Warrants, (xi) 250,000 shares of common stock issuable upon exercise of the Service Warrants, (xii) 289,257 shares of common stock issuable upon conversion of the Debenture. When we refer to the “selling stockholders” in this prospectus, we mean the persons and entities listed in the table below, and their respective pledgees, donees, permitted transferees, assignees, successors and others who later come to hold any of the selling stockholders’ interests in shares of our common stock other than through a public sale.

The following table sets forth, as of the date of this prospectus, the name of the selling stockholders for whom we are registering shares for sale to the public, the number of shares of common stock beneficially owned by the selling stockholders prior to this offering, the total number of shares of common stock that the selling stockholder may offer pursuant to this prospectus and the number of shares of common stock that the selling stockholders will beneficially own after this offering. Except as noted below, the selling stockholders do not have, or within the past three years has not had, any material relationship with us or any of our predecessors or affiliates and the selling stockholders are not or were not affiliated with registered broker-dealers.

Based on the information provided to us by the selling stockholders, assuming that the selling stockholders sell all of the shares of our common stock beneficially owned by them that have been registered by us and do not acquire any additional shares during the offering, the selling stockholders will not own any shares, as reflected in the column entitled “Beneficial Ownership After This Offering.” We cannot advise you as to whether the selling stockholders will in fact sell any or all of such shares of common stock. In addition, the selling stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, the shares of our common stock in transactions exempt from the registration requirements of the Securities Act after the date on which it provided the information set forth in the table below.

	Shares	Maximum Number of Shares Being Offered Pursuant to this Prospectus				Shares
	Beneficially Owned		Warrants	Warrants Exercisable	Debenture	Beneficially Owned After
Name of Selling	Prior to	Common	Currently	on a Later	Conversion	Offering (1)
Securityholder	Offering	Stock	Exercisable	Date	Shares	Number		Percent *
2010 Jennings Family Revocable Trust	23,315	-	23,315	-	-	-		**
ADEC Private Equity Investments, LLC	1,676,009	-	699,461	-	-	976,548	(2)	8.2%
Alexander Capital, LP	133,710	-	50,000	83,710	-	-	(3)	**
Amory Ross	157,143	78,571	19,643	58,929	-	-		**
Andrea Ross	57,146	28,573	7,143	21,430	-	-		**
Andrew Sanford	16,000	8,000	2,000	6,000	-	-		**
Brian Herman	10,600	-	10,600	-	-	-	(4)	**
Brian Thebault	171,429	85,714	21,429	64,286	-	-		**
Bruce Conway	406,559	185,000	82,809	138,750	-	-		**
Bryan McShaine	46,631	-	46,631	-	-	-		**
BTR Partners	285,714	142,857	35,714	107,143	-	-	(5)	**
Catherine and Raymond Marzulli	10,944	-	10,944	-	-	-		**
CEDA Investments, LLC	57,144	28,572	7,143	21,429	-	-	(2)	**
Charlotte Ross	57,144	28,572	7,143	21,429	-	-		**
Christopher Laffey	11,138	5,569	1,392	4,177	-	-	(6)	**
Cross River Partners LP	142,857	71,429	17,857	53,571	-	-	(7)	**
Dana Ross	57,144	28,572	7,143	21,429	-	-		**
Daniel and Agatha Tis	19,869	-	19,869	-	-	-		**
Daniel and Beth Erlanger	32,832	-	32,832	-	-	-		**
Daniel Erlanger	37,114	-	37,114	-	-	-		**
David Graham	28,571	14,286	3,571	10,714	-	-		**
David Ide	46,631	-	46,631	-	-	-		**
David Miedzygorski	2,332	-	2,332	-	-	-		**
Davis Family Trust	533,689	-	138,560	-	-	395,129	(8)	3.5%
Deborah L. Millar Revocable Trust	29,145	-	29,145	-	-	-	(9)	**
Doug Aguililla	4,000	-	4,000	-	-	-	(10)	**
EBR Ventures, LLC	700,000	100,000	25,000	75,000	-	500,000	(2)	4.4%
Edward Borkowski	236,536	-	34,973	-	-	201,563	(11)	1.8%
Edward Borkowski and Nancy McCormick	86,536	-	34,973	-	-	51,563	(11)	**
Edwin W. Laffey	6,000	3,000	750	2,250	-	-		**
Eugene Markowitz	14,902	-	14,902	-	-	-		**
Fred Tedori	27,907	-	27,907	-	-	-		**
Gene Humphreys	8,654	-	3,498	-	-	5,156		**
Glenn Harnish and Jean Harnish JTWROS	14,000	7,000	1,750	5,250	-	-		**
Gene and Catherine Salkind	233,169	-	94,378	-	-	138,791		1.2%
Greg and Madeline Sheldon	16,416	-	16,416	-	-	-		**
Greg Sheldon	18,557	-	18,557	-	-	-		**
Hammermeister Revocable Familty Trust	86,536	-	34,973	-	-	51,563	(12)	**
Hans Tommy Wilhelmsen	4,664	-	4,664	-	-	-		**
Harbor Watch Partners, LP	185,714	92,857	23,214	69,643	-	-	(13)	**
Ike McEntire	11,657	-	11,657	-	-	-		**
JABCO LP	135,878	57,143	35,878	42,857	-	-	(14)	**
Joseph Arvay	28,571	14,286	3,571	10,714	-	-		**
Joseph Kerrissey	14,286	7,143	1,786	5,357	-	-		**
Joseph M. Ahearn	57,315	-	23,315	-	-	34,000		**
Joseph M. and Pamela Longo	57,143	28,571	7,143	21,429	-	-		**
Kathryn M. Parsons Revocable Trust	67,078	28,571	17,078	21,429	-	-	(15)	**
KC Scott Family Limited Partnership	50,000	25,000	6,250	18,750	-	-	(16)	**
Lee Becker	37,143	18,571	4,643	13,929	-	-		**
Lincoln Park Capital Fund, LLC	617,769	-	164,256	164,256	289,257	-	(17)	**
Lucy Shurtleff	34,514	11,429	14,514	8,571	-	-		**
Mario Wagner Okuno	6,994	-	6,994	-	-	-		**
Mark and Phyllis Waxman	19,869	-	19,869	-	-	-		**
Michael Slobodow	5,829	-	5,829	-	-	-		**
Molly Hsu	79,477	-	79,477	-	-	-		**
Netgain Financial, Inc.	60,000	10,000	50,000	-	-	-	(18)	**
Network 1 Financial Services, Inc.	10,131	-	10,131	-	-	-	(19)	**
Olivia Lutz Trust 2014	114,286	57,143	14,286	42,857	-	-	(20)	**
Peter Cella	11,657	-	11,657	-	-	-		**
PRK Partners, LP	200,000	100,000	25,000	75,000	-	-	(21)	**
Renee Markowitz	24,836	-	24,836	-	-	-		**
Russell W. Rice	5,829	-	5,829	-	-	-		**
S. Clarke Moody	154,024	57,143	54,024	42,857	-	-		**
Shane Cobb	47,611	-	6,136	-	-	41,475		**
Sierra AF 2013 Trust	72,237	-	32,237	-	-	40,000	(22)	**
Steven Montal	216,371	-	32,659	-	-	183,712		1.6%
The Burke E Ross Jr. GST Investment Trust 2014	430,000	215,000	53,750	161,250	-	-	(2)	**
Trident Partners, LTD.	804	-	804	-	-	-	(23)	**
ViewTrade Securities, Inc.	3,650	-	3,650	-	-	-	(24)	**
WallachBeth Capital, LLC	18,815	-	18,815	-	-	-	(25)	**
William Curtis	28,571	14,286	3,571	10,714	-	-		**
William S. Goodman	58,289	-	58,289	-	-	-		**
World Wide Holdings, LLC	150,000	-	150,000	-	-	-	(26)	**
		1,552,858	2,658,310	1,405,110	289,257

*
Assumes that the selling stockholders will sell all of the shares of common stock saleable pursuant to this prospectus, including the shares of common stock that may be issued upon the exercise of all warrants identified herein. Also assumes for each selling stockholder, to the extent applicable, that (a) all were exercised despite the fact that the Series A-1 Warrants do not become exercisable until December 2, 2017, (b) only such selling stockholder’s warrants were exercised and (c) as a consequence, the number of issued and outstanding shares has increased by the number of such selling stockholder’s warrant shares.  The registration of these shares does not necessarily mean that the selling stockholders will sell all or any portion of the shares covered by this prospectus.

**	Less than 1%.

(1)
Information concerning other Selling Stockholders will be set forth in one or more amendments to the registration statement, of which this prospectus forms a part, and/or prospectus supplements from time to time, as required.

(2)
As manager of each of CEDA Investments, LLC, The Burke E. Ross Jr. GST Investment Trust 2014, EBR Ventures, LLC, and ADEC Private Equity Investments, Edmond Burke Ross, Jr. holds sole voting and dispositive power over the shares held by each entity. 28,572 shares of common stock and warrants to purchase 28,572 shares ofcommon stock are held by CEDA Investments, LLC, 215,000 shares of common stock and warrants to purchase 215,000 shares of common stock are held by The Burke E Ross Jr. GST Investment Trust 2014, 100,000 shares of common stock and warrants to purchase 100,000 shares of common stock are held by EBR Ventures, LLC, and warrants to purchase 699,461 shares of common stock are held by ADEC Private Equity Investments.

(3)
As Managing Director of Alexander Capital, LP (“Alexander Capital”), Jonathan Gazdak holds voting and dispositive power over the shares held by such entity. Alexander Capital is a broker-dealer and has advised the Company that the securities were received solely as an investment and not with a view to or for resale or distribution.

(4)
Mr. Herman has advised the Company that he is affiliated with ViewTrade Securities (defined below), a broker-dealer, and that the securities were received solely as an investment and not with a view to or for resale or distribution.

(5)	As General Partner of BTR Partners, Benson T. Ross holds sole voting and dispositive power over the shares held by such entity.

(6)
Mr. Laffey has advised the Company that he is affiliated with Alexander Capital, a broker-dealer, and that the securities were received solely as an investment and not with a view to or for resale or distribution.

(7)
The reported securities are directly owned by Cross River Partners LP (the "Partnership"), a limited partnership whose general partner is Cross River Capital Management LLC (the "General Partner"), and may be deemed indirectly beneficially owned by the General Partner and by Cross River Management LLC, as the investment manager of the Partnership (the "Investment Manager"). The reported securities may also be deemed indirectly beneficially owned by Richard Murphy, as Managing Member of both the General Partner and the Investment Manager.

(8)	As Trustee of Davis Family Trust, Gary B. Davis holds sole voting and dispositive power over the shares held by such entity.

(9)	As Trustee of Deborah L. Millar Revocable Trust, Deborah L. Millar holds sole voting and dispositive power over the shares held by such entity.

(10)
Mr. Aguililla has advised the Company that he is affiliated with ViewTrade Securities (defined below), a broker-dealer, and that the securities were received solely as an investment and not with a view to or for resale or distribution.

(11)	Edward Borkowski is a member of the Company’s Board of Directors and currently serves as Chairman of the Board.

(12)	As Trustee of Hammermeister Revocable Family Trust, James Hammermeister holds sole voting and dispositive power over the shares held by such entity.

(13)	As General Partner of Harbor Watch Partners, LP, Amory Ross holds sole voting and dispositive power over the shares held by such entity.

(14)	As General Partner of JABCO LP, J. Geddes Parsons holds sole voting and dispositive power over the shares held by such entity.

(15)	As Trustee of Kathryn M. Parsons Rev. Trust, Kathryn M. Parsons holds sole voting and dispositive power over the shares held by such entity.

(16)	As Partner of the KC Scott Family Limited Partnership, Shane A. Scott holds sole voting and dispositive power over the shares held by such entity.

(17)
Josh Scheinfeld and Jonathan Cope, the principals of Lincoln Park, may be deemed to be beneficial owners of all of the shares of common stock owned by Lincoln Park subject to a 4.99% ownership blocker contained within certain securities held by Lincoln Park. Messrs. Scheinfeld and Cope have shared voting and dispositive power over the shares being offered.

(18)	As Chief Executive Officer of Netgain Financial, Inc., Brian O. Quinn holds sole voting and dispositive power over the shares held by such entity.

(19)
As Chief Executive Officer of Network 1 Financial Securities, Inc. ("Network 1"), Richard Hunt holds voting and dispositive power over the shares held by such entity. Network 1 is a broker-dealer and has advised the Company that the securities were received solely as an investment and not with a view to or for resale or distribution.

(20)
As full Trustee of the Olivia Lutz Trust 2014, Peter C. Lacaillade holds sole voting and dispositive power over the shares held by such entity. The principal business address of the Olivia Lutz Insurance Trust 2014 is c/o ADEC Private Equity Investments LLC, 172 S. Ocean Blvd., Palm Beach, FL 33480.

(21)	As a principal of PRK Partners, LP, Parthenia Ross Kiersted holds sole voting and dispositive power over the shares held by such entity

(22)
As Trustee of the Sierra AF 2013 Trust, Robert Goldman, Esq. holds voting and dispositive power over the shares held by such entity.

(23)
As President of Trident Partners, LTD (“Trident Partners”), Brian Schante holds voting and dispositive power over the shares held by such entity. Trident Partners is a broker-dealer and has advised the Company that the securities were received solely as an investment and not with a view to or for resale or distribution.

(24)
As President of ViewTrade Securities, Inc. (“ViewTrade Securities”), James St. Clair holds voting and dispositive power over the shares held by such entity. ViewTrade Securities is a broker-dealer and has advised the Company that the securities were received solely as an investment and not with a view to or for resale or distribution.

(25)
Michael Wallach, Chief Executive Officer, and David Beth, President and Chief Operating Officer, of WallachBeth Capital, LLC (“WallachBeth”), each hold voting and dispositive power over the shares held by such entity. WallachBeth is a broker-dealer and has advised the Company that the securities were received solely as an investment and not with a view to or for resale or distribution.

(26)
As World Wide Holdings, LLC is the parent Company for Invictus Resources, and as Managing Partner of Invictus Resources, Jeffrey Auerbach holds sole voting and dispositive power over the shares held by such entity.

PLAN OF DISTRIBUTION

Each Selling Stockholder (the “Selling Stockholders”) of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the principal Trading Market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Stockholder may use any one or more of the following methods when selling securities:

●
ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
●
block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;
●
purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
●
an exchange distribution in accordance with the rules of the applicable exchange;
●
privately negotiated transactions;
●
settlement of short sales;
●
in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;
●
through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
●
a combination of any such methods of sale; or
●
any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the securities or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the Selling Stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS

The validity of the securities offered hereby is being passed upon for us by Disclosure Law Group, a Professional Corporation, of San Diego, California.

EXPERTS

Mazars USA LLP, our independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2016, as set forth in their report, which is incorporated by reference in this prospectus. Our financial statements are incorporated by reference in reliance on Mazars USA LLP’s report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act, with respect to the securities being offered by this prospectus. This prospectus does not contain all of the information in the registration statement and its exhibits. For further information with respect to us and the securities offered by this prospectus, we refer you to the registration statement and its exhibits. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference.

We are subject to the information and periodic reporting requirements of the Exchange Act, and we file periodic reports and other information with the SEC. You can read our SEC filings, including the registration statement, over the Internet at the SEC’s website at www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 100 F Street NE, Washington, D.C. 20549. You may also obtain copies of these documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. You may also request a copy of these filings, at no cost, by writing us at 760 Parkside Avenue, Downtown Biotechnology Incubator, Suite 304, Brooklyn, New York 11226 or telephoning us at (646) 699-7855. We also maintain a website at www.azurrx.com, at which you may access these materials free of charge after they are electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not incorporated by reference in, and is not part of, this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information from other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus.

We incorporate by reference into this prospectus and the registration statement of which this prospectus form a part the information or documents listed below that we have filed with the SEC, and any future filings we will make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of the initial filing of the registration statement of which this prospectus is a part and prior to effectiveness of such registration statement, and until the termination of the offering of the shares covered by this prospectus (other than information furnished under Item 2.02 or Item 7.01 of Form 8-K):

●
our Annual Report on Form 10-K for the year ended December 31, 2016 filed on March 31, 2017;

●
our Quarterly Report on Form 10-Q for the quarter ended March 31, 2017 filed on May 15, 2017;

●
our Current Report on Form 8-K, filed on March 9, 2017;

●
our Current Report on Form 8-K, filed on April 12, 2017;

●
our Current Report on Form 8-K, filed on June 9, 2017; and

●
the description of our common stock which is registered under Section 12 of the Exchange Act, in our registration statement on Form 8-A, filed on August 8, 2016, including any amendment or reports filed for the purposes of updating this description.

Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statements so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference in this prospectus, including exhibits to these documents. You should direct any requests for documents to 760 Parkside Avenue, Downtown Biotechnology Incubator, Suite 304, Brooklyn, New York 11226 or telephoning us at (646) 699-7855.

You also may access these filings on our website at www.azurrx.com. We do not incorporate the information on our website into this prospectus or any supplement to this prospectus and you should not consider any information on, or that can be accessed through, our website as part of this prospectus or any supplement to this prospectus (other than those filings with the SEC that we specifically incorporate by reference into this prospectus).

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITY

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.

5,905,535 Shares

Common Stock

PROSPECTUS

August 14, 2017